Rotech Healthcare Reaches Agreement in Principle with Its Major Debtholders
On Debt Reduction and Restructuring

Orlando, FL – March 15, 2013 – Rotech Healthcare Inc. (OTCBB: ROHI.OB) announced today that the Company and Consenting Holders holding in the aggregate a majority of the outstanding principal amount of Rotech’s 10.5% Senior Second Lien Notes have reached an agreement in principle to restructure and recapitalize the Company’s capital structure. The Company believes the agreement in principle presents an effective means to eliminate substantial secured legacy debt, which has burdened the Company for more than a decade.
Under the agreement in principle with the Consenting Noteholders, Rotech expects to complete the restructuring and recapitalization of its capital structure through a pre-arranged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. Rotech anticipates filing its consensual plan and petitions in the coming weeks. Because of the agreement in principle, the entire process is expected to be completed within 90 to 120 days after commencement.

Under the contemplated debt restructuring:

•	The holders of the $23.5 million Term Loan would be paid in full;

•	The $230 million of 10.75% First Lien Notes would be amended and the maturity potentially extended;

•	The $290 million in 10.5% Second Lien Notes would be converted into 100% of the common equity of the reorganized Company, thereby eliminating this tranche of secured debt;

•
All of the Company’s outstanding shares would receive a distribution of 10 cents per share (provided that the total amount paid on account of such interests does not exceed $2.62 million) and then be cancelled; and

•	Trade creditors and vendors would be paid in full in the ordinary course of business as long as they maintain or reinstate existing payment terms.
“After careful planning and consideration, we are pleased to have reached this major milestone of substantially reducing our debt,” said Steven P. Alsene, President and Chief Executive Officer. “The Company has struggled for years under the debt burden placed on it when it was spun off

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

from its former parent company in 2002. Since that time, dramatic reimbursement reductions have made it essential that we reduce our debt to a manageable level. With this debt reduction, we believe we will be able to further take advantage of our inherent strengths to grow the Company, both organically and through carefully selected acquisitions.”
Mr. Alsene added: “Rotech’s operations are continuing normally while we complete our recapitalization, and we are continuing to pay our bills on time. The consensual reorganization plan that the Company expects to file in the coming weeks is intended to allow for payment in full to all trade creditors and vendors.”

In conjunction with the restructuring, Rotech is in negotiations with certain of its secured creditors to obtain debtor-in-possession (DIP) financing to ensure sufficient liquidity throughout what is expected to be a relatively short Chapter 11 process.

Mr. Alsene said that Rotech’s business is profitable on an operating basis, and noted that the Company recently was awarded a new, five-year $68.3 million contract from the U.S. Department of Veteran Affairs to provide home oxygen and respiratory services to medical centers in eight cities. “We are pleased with our current levels of patient growth, and with a healthier balance sheet we can look forward to many years of prosperous growth.”

The Consenting Noteholders also hold in the aggregate a majority of the Company’s 10.75% Senior Secured Notes and constitute a majority of the lenders under the Company’s Term Loan Credit Agreement.

In connection with the proposed restructuring, Rotech is not making its March 15 interest payment for the Second Lien Notes. To give the Company time to implement potential restructuring and recapitalization transactions, Rotech and the lenders under the Term Loan Credit Agreement have entered into a Forbearance Agreement. Pursuant to the Forbearance Agreement, the lenders have agreed not to accelerate any of the Company’s obligations under the Term Loan Agreement or enforce any liens until April 15, 2013 as a result of Rotech’s not making such interest payment.

Negotiations with the Consenting Noteholders to implement the transactions described above are continuing. The closing of these transactions is subject to various closing conditions, including bankruptcy court confirmation of the Chapter 11 Plan. Accordingly, no assurances can be given that the negotiations will be successful, whether the Company will in fact be able to obtain adequate debtor-in-possession financing, or whether the transactions will be consummated.

Rotech has established a website at www.rotechsfuture.com for interested parties to view information about the debt reduction and restructuring. Vendors can call the toll-free Vendor Support Center at 877-456-1404. All other callers including patients, healthcare professionals, shareholders and employees can call the toll-free Information line at 855-816-5314.

Unrelated to the restructuring events described above, on March 12, 2013, a federal court in Orlando, Fla., issued warrants authorizing the collection of various categories of billing records

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

from the Company. The warrants were executed on March 13, 2013 at the Company’s corporate headquarters in Orlando and the Winter Park, Fla., location for Rotech Systems Group. In addition, subpoenas for particular relevant records were served on certain Company locations. While the Company cannot be certain of the focus of the investigation, it appears to be focused on the same subject matter as the inaccurate reimbursement for the provision of oxygen contents that the Company identified, reported and repaid in 2012 to the Centers for Medicare & Medicaid Services (“CMS”), although there can be no assurance that the investigation does not focus on additional matters.
The national law firm of Foley & Lardner LLP conducted an extensive review of this matter at the Company’s request last year. As previously disclosed in the Company’s public filings, during the first quarter of 2012, the Company identified an error made in certain programming logic within its billing system. As a result of this error, the Company determined that it had been overpaid on certain specific Medicare claim types since January 1, 2009, with the amount of such overpayment being approximately $6.2 million in the aggregate. The programming logic that caused this error has been corrected in our billing system, and the Company is not aware of any other Medicare overpayment issues as a result of this or any other programming error and believes that it has already refunded the appropriate amount for this error. This review resulted in the Company voluntarily reporting its error and voluntarily repaying $6.2 million in May 2012 to CMS. The Company intends to cooperate fully with the government.

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About Rotech Healthcare Inc.
Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 49 states through approximately 420 operating locations located primarily in non-urban markets.

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

Forward-Looking Statements
This press release contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding matters discussed in this press release and all statements which are not statements of historical fact. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated or implied in this press release. The following are some but not all of such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond the control of the Company, that could cause results, performance or achievements to differ materially from those anticipated: general economic, financial and business conditions; our ability to successfully transition and retain patients associated with equipment and asset purchases; setting of new reimbursement rates and other changes in reimbursement policies, the timing of reimbursements and other legislative initiatives aimed at reducing health care costs associated with Medicare and Medicaid; issues relating to reimbursement by government and third-party payors for the Company's products and services generally; the impact of competitive bidding on Medicare volume in the impacted competitive bidding areas; the costs associated with government regulation of the health care industry; health care reform and the effect of changes in federal and state health care regulations generally; whether the Company will be subject to additional regulatory restrictions or penalties; issues relating to our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; compliance with federal and state regulatory agencies, as well as accreditation standards and confidentiality requirements with respect to patient information; the effects of competition, industry consolidation and referral sources; recruiting, hiring and retaining qualified employees and directors; compliance with various settlement agreements and corporate compliance programs; the costs and effects of legal proceedings; the Company's ability to meet our working capital, capital expenditures and other liquidity needs; our ability to maintain compliance with the covenants contained in our indentures for our senior secured notes ; our ability to maintain current levels of collectability on our accounts receivable; our ability to successfully realize material improvements in bad debt expense levels and revenue adjustments; our ability to procure the Bankruptcy Court rulings we require; and other factors as described in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

Contact:     Lance Ignon
Sitrick And Company
(212) 573-6100
Lance_Ignon@sitrick.com

Anita-Marie Laurie
Sitrick And Company
(310) 788-2850
AnitaMarie@sitrick.com

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600